Pope Resources Announces Extension Of Unit Repurchase Plan

POULSBO, Wash., Dec. 7, 2012 /PRNewswire/ -- Pope Resources (NASDAQ:POPE) announced today that the company has extended its repurchase plan of limited partner units to December 2013. This plan was originally adopted in December 2008 and authorized total repurchases amounting to up to $5.0 million, of which $2.5 million has been spent. The extension announced today allows for repurchases of the remaining unused $2.5 million, subject to certain conditions and other contingencies established under the plan and certain restrictions arising under applicable law.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 177,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate three timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in the U.S. Pacific Northwest. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: Tom Ringo, VP & CFO, +1-360-697-6626, Fax +1-360-697-1156